As filed with the Securities and Exchange Commission on March 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	72-1532188
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 200 Wichita, Kansas	67207
(Address of Principal Executive Offices)	(Zip Code)

Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan

Equity Bancshares, Inc. 2013 Stock Incentive Plan

(Full title of the plan)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

(Name and address of agent for service)

(316) 612-6000

(Telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share	205,700 shares(2)	$13.35(3)	$2,746,900	$276.61
Class A Common Stock, par value $0.01 per share	725,000 shares(4)	$20.91(5)	$15,159,750	$1,526.59

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of shares of Equity Bancshares, Inc.’s Class A common stock, par value $0.01 per share (“Common Stock”), that may become issuable pursuant to the adjustment provisions of the Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan (the “2006 Stock Option Plan”) and the Equity Bancshares, Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”).
(2)	Represents 205,700 shares of Common Stock issuable upon the exercise of outstanding stock options under the 2006 Stock Option Plan.
(3)	Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $13.35 per share, the weighted average exercise price of the 205,700 shares of Common Stock issuable upon exercise of outstanding stock options under the 2006 Stock Option Plan.
(4)	Represents 388,938 shares of Common Stock issuable upon the exercise of outstanding stock options under the 2013 Stock Incentive Plan and 336,062 shares of Common Stock available for issuance in connection with future awards under the 2013 Stock Incentive Plan.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $20.91 per share, which is the average of the high and low sales prices of shares of Common Stock on the NASDAQ Global Select Market on February 25, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Equity Bancshares, Inc. (the “Company”) will send or give to all participants in the Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan and the Equity Bancshares, Inc. 2013 Stock Incentive Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has not filed such document(s) with the SEC, but such documents (along with documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on November 12, 2015, relating to the Company’s Registration Statement on Form S-1 (File No. 333-207351), originally filed with the SEC October 9, 2015, as amended;

(b)	All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registration Statement on Form S-1 referred to in (a) above; and

(c)	The description of the Company’s Class A common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A (File No. 001-37624), filed with the SEC on November 6, 2015 (including any amendments or reports filed for the purpose of updating such description).

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-6305 of the Kansas General Corporation Code provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, Section 17-6305 of the Kansas General Corporation Code provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

The Company’s Articles of Incorporation and Bylaws provide that it will indemnify each of the Company’s officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of the Company’s Articles of Incorporation or Bylaws will not adversely affect this indemnification right of the Company’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. The Company’s Bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by its officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by the Company in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by Section 17-6002(b)(8) of the Kansas General Corporation Code, the Company’s Articles of Incorporation eliminate a director’s liability to the Company and its stockholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in the Company’s Articles of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise. In this regard, the Company has entered into indemnification agreements with each of its directors and officers that provides these individuals with a contractual right to indemnification from the Company to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to the Company and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company’s Bylaws further authorize it to purchase and maintain insurance on behalf of its officers and directors and the Company has obtained insurance to cover such individuals for certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The information required by this item is set forth on the Exhibit Index that follows the Signature Page to this Registration Statement.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on March 1, 2016.

EQUITY BANCSHARES, INC.

By:	/S/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Brad S. Elliott and Gregory H. Kossover, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/S/ Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	March 1 , 2016
Brad S. Elliott

/S/ Gregory H. Kossover	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 1 , 2016
Gregory H. Kossover

/S/ Gary C. Allerheiligen	Director	March 1 , 2016
Gary C. Allerheiligen

/S/ James L. Berglund	Director	March 1 , 2016
James L. Berglund

/S/ Jeff A. Bloomer	Director	March 1 , 2016
Jeff A. Bloomer

/S/ Roger A. Buller	Director	March 1 , 2016
Roger A. Buller

/S/ Michael R. Downing	Director	March 1 , 2016
Michael R. Downing

Signature	Title	Date

/S/ P. John Eck	Director	March 1 , 2016
P. John Eck

/S/ Gregory L. Gaeddert	Director	March 1 , 2016
Gregory L. Gaeddert

/S/ Wayne K. Goldstein	Director	March 1 , 2016
Wayne K. Goldstein

/S/ Michael B. High	Director	March 1 , 2016
Michael B. High

/S/ Randee R. Koger	Director	March 1 , 2016
Randee R. Koger

/S/ David B. Moore	Director	March 1 , 2016
David B. Moore

/S/ Shawn D. Penner	Director	March 1 , 2016
Shawn D. Penner

/S/ Harvey R. Sorensen	Director	March 1 , 2016
Harvey R. Sorensen

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Equity Bancshares, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the SEC on October 9, 2015)

4.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the SEC on October 9, 2015)

4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1/A filed with the SEC on October 27, 2015)

4.4	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Form S-1/A filed with the SEC on October 27, 2015)

4.5	Equity Bancshares, Inc. 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1/A filed with the SEC on October 27, 2015)

5.1*	Opinion of Wise & Reber, L.C. as to the legality of the securities being registered

23.1*	Consent of Wise & Reber, L.C. (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Crowe Chizek LLP

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.